Exhibit 99.3

Report of Independent Auditors

To the Management of SJ INVESTMENT OPPS LLC

Opinion

We have audited the accompanying financial statements of SJ INVESTMENT OPPS LLC (the “Company”), which comprise the statements of financial position as of December 31, 2024 and 2023, and the related statements of operations, of changes in member’s capital and of cash flows for the year ended December 31, 2024 and for the period from June 27, 2023 (Inception) to December 31, 2023, including the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from June 27, 2023 to December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 30, 2025

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2024 AND 2023

(dollars in thousands)

	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$5,338	$2,275
Accounts receivable	3,514	8,096
Derivative asset	5,440	16,672
Prepaids and other current assets	150	40
Total current assets	14,442	27,083

Property, Plant and Equipment:
Oil and natural gas properties, successful efforts method	87,818	85,791
Total property, plant and equipment	87,818	85,791
Less: accumulated depreciation, depletion and amortization	(27,390)	(6,313)
Property, plant and equipment, net	60,428	79,478

Long-term derivative asset	-	3,427
Other non-current assets	314	81
Total Assets	$75,184	$110,069

LIABILITIES AND MEMBER’S CAPITAL
Current Liabilities:
Accounts payable and accrued liabilities	$8,523	$15,391
Accrued liabilities – related party	82	2,263
Current portion of debt	13,500	14,850
Total current liabilities	22,105	32,504

Long-term debt, net	11,567	33,029
Asset retirement obligations	171	158
Derivative instrument – non-current liability	2,371	-
Other non-current liabilities	4,926	-
Total liabilities	41,140	65,691

Commitments and Contingencies (Note 13)

Member’s Capital:
Member’s capital	18,800	18,800
Accumulated income	15,244	25,578
Total member’s capital	34,044	44,378
Total Liabilities and Member’s Capital	$75,184	$110,069

The accompanying notes are an integral part of these financial statements.

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2024 AND

PERIOD FROM JUNE 27, 2023 (INCEPTION) TO DECEMBER 31, 2023

(dollars in thousands)

	2024	2023
Revenues:
Natural gas	$37,237	$19,237

Total revenues	37,237	19,237
Operating expenses:
Lease operating expenses	6,870	1,800
Workover	86	17
Severance and ad valorem taxes	2,977	1,511
Gathering, transportation and marketing	12,535	4,987
General and administrative expenses	787	289
General and administrative expenses – related party	5,729	2,492
Accretion expense	13	5
Depreciation, depletion and amortization	21,077	6,313
Total operating expenses	50,074	17,414

Operating income (loss)	(12,837)	1,823

Other income (expenses):
Interest expense	(5,460)	(2,095)
Gain on derivatives, net	7,963	25,850
Total other income	2,503	23,755

Net income (loss)	$(10,334)	$25,578

The accompanying notes are an integral part of these financial statements.

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBER’S CAPITAL
YEAR ENDED DECEMBER 31, 2024 AND

PERIOD FROM JUNE 27, 2023 (INCEPTION) TO DECEMBER 31, 2023

(dollars in thousands)

Member’s
Capital
Balance – June 27, 2023	$—
Contributions	18,800
Net income(loss)	25,578

Balance – December 31, 2023	44,378
Net income(loss)	(10,334)

Balance – December 31, 2024	$34,044

The accompanying notes are an integral part of these financial statements.

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2024 AND

PERIOD FROM JUNE 27, 2023 (INCEPTION) TO DECEMBER 31, 2023

(dollars in thousands)

	2024	2023
Cash flows from operating activities:
Net income	$(10,334)	$25,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,077	6,313
Accretion expense	13	5
Amortization of debt issuance costs, discount and premium	624	208
Unrealized (gain)/loss on derivatives	17,030	(20,099)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(1,453)	7,551
Accounts receivable	4,582	(8,096)
Prepaids and other current assets	(109)	(40)
Other non-current assets	(233)	(81)
Other non-current liabilities	4,926	—
Net cash provided by operating activities	36,123	11,339

Cash flows from investing activities:
Acquisition of natural gas properties	—	(43,043)
Addition of natural gas properties	(9,623)	(32,492)
Net cash used in investing activities	(9,623)	(75,535)

Cash flows from financing activities:
Contributions	—	18,800
Proceeds from long-term debt	—	49,125
Debt issuance costs	(3,437)	(1,454)
Payment on long term debt	(20,000)	—
Net cash provided by financing activities	(23,437)	66,471

(Decrease)Increase in cash and cash equivalents	3,063	2,275

Cash and cash equivalents – beginning of period	2,275	—

Cash and cash equivalents – end of period	$5,338	$2,275

The accompanying notes are an integral part of these financial statements.

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS YEAR
ENDED DECEMBER 31, 2024 AND
PERIOD FROM JUNE 27, 2023 (INCEPTION) TO DECEMBER 31, 2023

1.	ORGANIZATION AND BUSINESS

SJ INVESTMENT OPPS LLC (“SJ INVESTMENT” or the “Company”) was formed in the state of Delaware on June 27, 2023. SJ INVESTMENT is an oil and natural gas exploration and production company primarily involved in the acquisition, exploration, development, and operation of oil and natural gas leasehold interests.

The Company’s asset base was acquired through a farm-out with SIMCOE LLC (“SIMCOE”) on July 1, 2023. There are approximately 28 wellbores all of which are operated by others with average working interest of approximately 50%. The proved values are in San Juan, Rio Arriba and La Plata counties in the San Juan Basin in New Mexico and Colorado. The Company conducts all its activities in the United States of America.

SJ INVESTMENT has a management service agreement (“MSA”) with IKAV Energy Inc. (“IKAV”). Through the MSA, IKAV oversees the operations of SJ INVESTMENT and provides all general management services reasonably required in day-to-day activities of the Company.

2.	SIGNIFICANT ACCOUNTING POLICIES

Risks and Uncertainties — The Company’s revenue, profitability and future growth are substantially dependent upon the oil and natural gas sector, which is dependent upon numerous factors beyond its control, such as economic and regulatory developments and competition from other energy sources. The energy markets have historically been volatile, and there can be no assurance that unhedged commodity prices for oil, natural gas liquids (“NGL”) and natural gas (“commodities”) will not be subject to wide fluctuations in the future.

Basis of Presentation — The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. In the Notes to Financial Statements, all dollar amounts in tabulations are in thousands of dollars, unless otherwise indicated.

Use of Estimates — The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, revenue, and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur because of the passage of time and the occurrence of future events. Accordingly, actual results could differ from amounts previously established.

Estimates regarding the financial statements include proved oil, NGL and gas reserve volumes and the related present value of estimated future net cash flows used in the impairment test applied to capitalized oil and natural gas properties, asset retirement obligations, valuation of acquisition and derivative assets and liabilities, depreciation, depletion, and amortization, accrued liabilities, revenue, and related receivables.

Cash and Cash Equivalents — The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Any cash or cash equivalent that are restricted as to withdrawal or use under the terms of certain contractual agreements are classified as restricted cash in the financial statements. As of December 31, 2024 and 2023, the Company held no restricted cash.

Accounts Receivable — The Company’s accounts receivable balance primarily consists of net receivables from an unrelated third party during the transaction settlement period and operators’ sales of commodities to their customers. Accounts receivable are recorded at contractual amounts and do not bear interest. The Company’s commodities receivable is generally collected.

The Company establishes provisions for losses on accounts receivable if determined that it will not collect all or part of an outstanding receivable balance. The Company regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. As of December 31, 2024, the Company reviewed its outstanding balances and made the determination that nothing should be recognized in the allowance for doubtful accounts.

As a result of adopting ASU 2016-13 (defined below in the Recently Issued Accounting Pronouncements section of this note), the Company establishes allowances for credit losses equal to the estimable portions of accounts receivable for which failure to collect is expected to occur. The Company establishes allowances for credit losses equal to the estimable portions of accounts receivable for which failure to collect is expected to occur. The Company estimates uncollectible amounts based on the length of time that the accounts receivables have been outstanding, historical collection experience, current conditions, and reasonable and supportable forecast that affect the collectability of the reported amount. The guidance did not have a significant impact on the financial statements. The Company did not incur credit loss expense or bad debt expense related to its accounts receivable during the period ended December 31, 2024 or the year ended December 31, 2023. The Company does not have any off-balance sheet credit exposure related to its customers.

Oil and Natural Gas Properties — The Company follows the successful efforts method of accounting for its oil and natural gas properties. Under this method, exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. Costs that are associated with the drilling of successful exploration wells are capitalized if proved reserves are found. Lease acquisition costs are capitalized when incurred. Costs associated with the drilling of exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of certain non–producing leasehold costs are expensed as incurred. The costs of all development wells and related equipment used in the production of oil and natural gas are capitalized.

Sales proceeds are credited to the carrying value of the properties and no gains or losses are recognized upon the disposition of proved oil and natural gas properties except in transactions such as the significant disposition of an amortizable base that significantly affects the unit–of– production amortization rate.

The capitalized costs of producing oil and natural gas properties (including plugging, abandonment, and site restoration costs) are charged to expense as depreciation, depletion, and amortization using the units–of–production method based on the ratio of current production to estimated total net proved oil and natural gas reserves as estimated by independent petroleum engineers. Proved developed reserves are used in computing unit rates for drilling and development costs and total proved reserves are used for depletion rates of acquisition, leasehold, and pipeline costs. Depreciation, depletion and amortization for the year ended December 31, 2024 and the period ended December 31, 2023 were $21.1 million and $6.3 million respectively.

Impairment of Oil and Natural Gas Properties — The Company reviews its proved oil and natural gas properties for impairment whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable. The determination of recoverability is made based upon estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related asset. For the year ended December 31, 2024, a triggering event of significant decline in natural gas commodity prices occurred, as such management performed an impairment analysis as of year end, comparing the carrying value of its property, plant and equipment assets against the total undiscounted cash flows as taken from the future net revenues in the third party proved developed producing reserves report. The undiscounted cash flows exceeded the carrying value, thus no impairment of its property, plant and equipment assets occurred during the years ended December 31, 2024 and 2023.

Interest Cost Capitalization — Interest costs related to financing exploration activities in progress are capitalized as a cost of such activity until the projects are evaluated or until the projects are substantially complete and ready for their intended use if the projects are determined to be commercially successful.

Other Property and Equipment — Other property and equipment consist of vehicles, computer hardware, and software. It is stated at cost less accumulated depreciation, which is computed using the straight-line method based on the estimated economic life of the respective asset. The Company expenses costs for maintenance and repairs in the period incurred. Significant improvements and betterments are capitalized if they extend the useful life of the asset. Gains or losses on the sale of other property and equipment are included in other income (expense) in the period in which the transaction occurs. When the Company retires other property and equipment, it charges accumulated depreciation for the original cost, plus the cost to remove, sale or dispose, less its salvage value. As of December 31, 2024 and 2023, the Company did not incur any cost for other property and equipment.

Asset Retirement Obligations — Asset retirement obligations (“ARO”) represent the future abandonment costs of tangible assets, such as wells, service assets and other facilities. The Company records an ARO and capitalizes the asset retirement cost in oil and natural gas properties in the period in which the retirement obligation is incurred based upon the estimated fair value of the obligation to perform site reclamation, dismantle facilities, or plug and abandon wells. After recording these amounts, the ARO is accreted to its future estimated value using an assumed cost of funds and the additional capitalized costs are depreciated on a unit–of–production basis. Revisions in estimated liabilities can result from changes in retirement costs or the estimated timing of settling asset retirement obligations. If the ARO is settled for an amount other than the recorded amount, a gain or loss is recognized.

The Company determines the ARO by calculating the present value of estimated cash flows related to the liability. Estimating the ARO requires management to make estimates and judgments regarding timing and existence of a liability, as well as what constitutes adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the related asset.

Deferred Financing Costs — Debt financing cost consists of costs directly associated with obtaining the debt financing. These costs are capitalized and are presented as a reduction of indebtedness on the Statement of Financial Position. The capitalized costs are amortized over the life of the debt. Amortization expense for debt financing costs for the years ended December 31, 2024 and 2023, was $0.4 million and $0.1 million. See NOTE 7 – Debt for additional discussion.

Environmental Liabilities — The Company records environmental liabilities related to future costs on an undiscounted basis when environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Environmental expenditures are expensed or capitalized, as appropriate, depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations, and that do not have future economic benefit, are expensed. Estimates are based on current available facts, existing technology and presently enacted laws and regulations considering the likely effects of inflation and estimated legal costs. These estimates are subject to revision in future periods based on actual costs or new circumstances. The Company evaluates recoveries from insurance coverage separately from liability and, when recovery is assured, it records an asset separately from the associated liability in the financial statements. The Company has no environmental liabilities on December 31, 2024 and 2023.

Revenue Recognition — The Company derives revenue largely from the sale of commodities. The Company enters into contracts with unrelated third parties to sell its production. Revenue on these contracts is recognized when the Company’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the commodities to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss, and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Company expects to receive in accordance with the price specified under the contract. Consideration under the commodities marketing contracts is typically received from the purchaser in the month following production. As of December 31, 2024 and 2023, the accounts receivable balance representing amounts due or billable under the terms of contracts with purchasers was $1.7 million and $2.8 million. Variances between estimated sales and actual amounts received are insignificant and are recorded in the month payment is received.

The Company recognizes revenues based on the actual volume of natural gas sold to purchasers.

The Company does not currently have any oil or NGL sales.

Risk Management — The Company may periodically enter into derivative contracts to manage its exposure to commodity price changes. These derivative contracts may take the form of forward contracts, swaps, collars, or other options. The company does not use derivative contracts for speculative purposes and has not designated any commodity derivative instruments as hedging instruments for accounting purposes. As such, unrealized gains and losses from changes in the valuation of our unsettled derivative contracts, as well as realized gains and losses on the settlement of derivative contracts, are reported in ‘Gain (loss) on derivatives, net’ in our Statement of Operations.

Such derivative instruments are initially recorded at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value at each reporting date. Derivatives are carried as assets when the fair value is positive or as liabilities when the fair value is negative and are classified as current and long term based on the delivery periods of the financial instruments. If the right of offset exists and certain other criteria are met, derivative assets and liabilities with the same counterparty are netted on the Statement of Financial Position.

See NOTE 5 – Commodity Derivative Instruments and NOTE 6 – Fair Value Measurements for additional discussion.

Other Financial Instruments — The Company’s other financial instruments consist of cash and cash equivalents, receivables, payables, and long–term debt. The carrying amounts of the Company’s other financial instruments, other than long–term debt, approximate fair value due to the highly liquid or short–term nature of the items.

Income Taxes — The Company is not a taxpaying entity for federal income tax purposes, and it does not recognize any expense for such taxes, accordingly.

Recently Issued Accounting Pronouncements — In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 provides optional guidance, for a limited period of time, to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments in ASU 2020-04 provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU apply only to contracts, hedging relationships and other transactions that reference LIBOR, or another reference rate, expected to be discontinued because of reference rate reform. The guidance was effective beginning March 12, 2020 and can be applied prospectively through December 31, 2022. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform - Scope, which clarified the scope and application of the original guidance. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848) - Deferral of the Sunset Date of Topic 848, which extends the sunset date for relief under ASU 2020-04 from December 31, 2022 to December 31, 2024. The Company does not expect a material impact on its financial statements as a result of applying the guidance provided by ASU 2020-04.

On January 1, 2023, the Company adopted Accounting Standards Update 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The guidance did not have a significant impact on the financial statements or notes accompanying the financial statements

Subsequent Events — The Company evaluated subsequent events through May 30, 2025, the date that the financial statements were issued.

On March 24, 2025, the Company entered amendment to the delayed draw term loan. This amendment adjusted the total draw for the facility from $80 million to $70 million, of which $40 million would be new money and $30 million existing principle from the 2023 agreement.

On April 16 and May 6th 2025, the Company entered into natural gas commodity swaps with ICBC and Macquarie. These swaps total 4,294,969 MMTBU at a weighted average price of $3.70 for 2027 and total 3,274,022 MMTBU at a weighted average price of $3.64 for 2028

3.	ACQUISITION

On July 1, 2023, the Company’s parent SIMLOG LLC (“SIMLOG”) closed a farm-out to acquire a proportion of working interests in certain oil and natural gas developed and undeveloped properties located in the San Juan Basin in New Mexico and Colorado from an unrelated third party, SIMCOE. At the time of close, SIMLOG further had assigned its interest in properties developed or currently under development to SJ INVESTMENT. SIMCOE will continue to operate and provide gas and water gathering services to the properties. Additionally, the Company had agreed to provide $100 million of capital towards the development of these properties and share general and administrative costs with SIMCOE. The effective date of the transaction is January 1, 2022. Purchase accounting was applied, and the payable due to SIMCOE at acquisition, after adjustments for expenses incurred and revenue received from the effective date through the initial closing date, liabilities assumed, and other customary post-closing purchase price adjustments was $45.4 million. This amount was capitalized as assets for the Company. The results of operations from the acquisition are included in the Company’s Statement of Operations since the acquisition date. No goodwill was recognized for this acquisition. Subsequent to July 2023, SJ INVESTMENT paid down the outstanding payable by $43.0 million with operating cash flow of $4.1 million, debt of $25.9 million and equity of $13.0 million.

Fair value of assets acquired:
Proved properties	$45,368
Total amount attributable to assets acquired	$45,368

4.	PROPERTY, PLANT AND EQUIPMENT

As of December 31, 2024, the Company’s property, plant and equipment consisted of the following:

	2024	2023
Proved properties	$87,818	$85,791
Accumulated depreciation, depletion and amortization	(27,390)	(6,313)
Total property, plant and equipment	$60,428	$79,478

5.	COMMODITY DERIVATIVE INSTRUMENTS

The Company’s business activities expose it to risks associated with changes in the market price of oil, natural gas, and natural gas liquids. As such, future earnings are subject to change due to changes in the market price of oil and natural gas. The Company uses derivatives to reduce its risk of changes in commodity prices.

The Company uses commodity derivative instruments known as fixed price swaps to realize a known price for a specific volume of production. All transactions are settled in cash with one party paying the other for the net difference in the agreed upon published third party index price and the swap fixed price, multiplied by the contract volume.

As of December 31, 2024, the Company had entered into natural gas contracts with the following terms:

		Weighted
		Average
	Hedged	Fixed
Period Covered	Volume	Price
Natural gas (MMBTU):
Swaps - 2025	9,790,368	3.87
Swaps - 2026	16,754,835	3.68
Swaps - 2027	4,193,899	3.53
Swaps - 2028	2,682,186	2.72

The fair value and classification of the Company’s outstanding derivatives as of December 31, 2024 the Company’s outstanding derivatives include $5.4 million current assets and $2.4 million non-current liability respectively. As of December 31, 2023 the Company’s outstanding derivatives include $16.7 million of current assets and $3.4 million of noncurrent assets.

The amount of realized and unrealized gain (loss) for derivative instruments not designated as hedges for accounting purposes recognized in ‘Gain (loss) on derivatives, net’ in the Statement of Operations was as follows for the period ended December 31, 2024 and 2023:

	2024	2023
Realized gain (loss) on natural gas positions	$24,993	$5,751
Unrealized gain (loss) on natural gas positions	(17,030)	20,099
Total gain (loss) on derivatives	$7,963	$25,580

	Fair Value Measurements
	Gross		Net Amounts	Gross
	Amounts	Gross	Of Assets /	Amounts
	of	Amounts	Liabilities	Not Offset
	Recognized	offset in	Presented in	in the
	Assets /	the Balance	the Balance	Balance	Net
	Liabilities	Sheet	Sheet	Sheet	Amount
December 31, 2024:
Natural gas derivatives:
Current assets	$5,790	$(350)	$5,440	$—	$5,440
Long term liabilities	(3,183)	812	2,371	—	(2,371)
For the period ended December 31, 2023:
Natural gas derivatives:
Current assets	$16,962	$(290)	$16,672	$—	$16,672
Long term assets	3,587	(160)	3,427	—	3,427

The Company has entered into master netting arrangement with its counterparty. The amounts above are presented on a net basis in its Statement of Financial Position when such amounts are with the same counterparty. In addition, the Company has recorded accounts payable and receivable balances related to its settled derivatives that are subject to its master netting arrangements. These amounts are not included in the above table; however, under its master netting agreements, the Company has the right to offset these positions against its forward exposure related to outstanding derivatives.

Credit Risk

All the Company’s derivative transactions have been carried out in the over-the-counter market. The use of derivative instruments involves the risk that either counterparty may be unable to meet the financial terms of the transactions. The Company monitors the creditworthiness of each of its counterparties and assesses the possibility of whether each counterparty to the derivative contract would default by failing to make any contractually required payments as scheduled in the derivative instrument in determining the fair value. The derivative transactions are placed with major financial institutions with an external investment grade rating and therefore presents minimal credit risks to the Company.

6.	FAIR VALUE MEASUREMENT

The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets or liabilities. Level 2 refers to fair values determined based on quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 refers to fair values determined based on our own assumptions used to measure assets and liabilities at fair value.

The following table presents the fair value hierarchy table for the Company’s assets and liabilities that are required to be measured at fair value on a recurring basis:

Fair Value Measurements
Quoted
Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
For the period ended December 31, 2024:
Assets:
Natural gas derivatives	$3,069	$—	$3,069	$—
For the period ended December 31, 2023:
Assets:
Natural gas derivatives	$20,099	$—	$20,099	$—

The Company’s derivatives consist of over–the–counter (“OTC”) contracts which are not traded on a public exchange. As the fair value of these derivatives is based on a third-party industry-standard pricing model that uses contract terms, prices, assumption, and inputs that are substantially observable in active markets throughout the full term of the instruments including forward oil and gas price curves, discount rates and volatility factors, the Company has categorized these derivatives as Level 2. Furthermore, fair values are adjusted to reflect the credit risk inherent in the transactions, which may include amounts to reflect counterparty credit quality and/or the effect of our own creditworthiness. These assumed credit risk adjustments are based on published credit ratings, public bond yield spreads and credit default swap spreads.

Nonrecurring basis

The fair value measurement of assets acquired, and liabilities assumed are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of acquired oil and gas properties include estimates of: (i) reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity process, including price differentials; (v) future cash flows; and (vi) a market participant-based weighted average cost of capital rate. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation.

The initial measurement of ARO at fair value is calculated using discounted cash flow techniques and is based on internal estimates of future retirement costs associated with property, plant, and equipment. Significant Level 3 inputs used in the calculation of ARO include plugging costs and reserves lives.

7.	DEBT

On September 8, 2023, the Company entered into a long-term debt agreement (“Long-Term Debt”) in an aggregate principal amount of $50 million, bearing interest at adjusted term SOFR plus an applicable margin. Pursuant to the credit agreement, the Company recognized original issue discount (OID) of $0.9 million. Fees of $1.5 million were capitalized as deferred financing costs. The discount and fees are amortized over the term of the long-term debt on a straight-line basis, which approximates the effective interest method. In addition, on November 5, 2024 the Company entered into an amendment to its existing long-term debt agreement to include a delayed draw term loan (DDTL), allowing a total draw of up to $80 million. Fees of $3.4 million were capitalized as deferred financing costs and will be amortized over the term of the agreement. The Company has not made additional draws on the term loan as of December 31, 2024. As of December 31, 2024 and 2023, the deferred financing costs had a balance of $4.3 million and $1.3 million . The unamortized balance of the discount was $0.6 million and $0.8 million on December 31, 2024 and 2023.

The proceeds from the 2023 long-term debt agreement were used for working capital. The Company utilized $25.9 million for outstanding accounts payable and retained $21.8 million after adjustments for financing costs as of December 31, 2023.

Additionally, on March 24, 2025, a subsequent amendment to the Long-Term Debt was executed, which adjusted to the total draw of the DDTL from $80 million to $70 million, of which $40 million would be new money.

The Company has several key financial covenants associated with its Long-Term Debt, including, but not limited to a Proved Developed Producing (“PDP”) Coverage Ratio, Current Ratio, and Net Leverage Ratio. As of December 31, 2024, the Company must achieve a PDP Coverage Ratio less than a set ratio as of the last day of each fiscal quarter. The Company must achieve a PDP Coverage Ratio less than 1.85 to 1.00, a Current Ratio of at least 1.00 to 1.00, and a Leverage Ratio of 1.75 to 1.00 for the fiscal quarters ending December 31, 2024.

The Company was in compliance with all covenants as of December 31, 2024.

Principal payments on Long-Term Debt became due starting June 30, 2024 and summarized by year as of December 31, 2024, are as follows:

Debt Payment
Year:
2024	$20,000
2025	13,500
2026	12,000
2027	4,500
Total debt payments	$50,000

8.	ASSET RETIREMENT OBLIGATIONS

Changes in the ARO liability for 2024 are as follows:

	2024	2023
ARO liability – January 1	$158	$134
Additions	—	3
Revisions	2	16
Accretion expense	11	5
Retirements	—	—
ARO liability - December 31	$171	$158

9.	MEMBER’S CAPITAL

The Company was formed with capital contribution from SIMLOG of $18.8 million of which $13.0 million was directly transferred to SIMCOE to pay down outstanding accounts payable on the acquired oil and gas properties and the Company retained $5.8 million.

As of December 31, 2024, the Company has made no distributions and received no contributions.

10.	RELATED PARTY TRANSACTIONS

SJ INVESTMENT has an MSA with IKAV through which IKAV oversees the day-to-day operations of SJ INVESTMENT and provides all general management services to the Company. This includes operating the assets as prescribed under the joint operating agreements, negotiating vendor, revenue and hedging contracts, keeping accounting records, and adherence to legal and regulatory compliance matters among other services.

Pursuant to the MSA, IKAV submits an invoice relevant for each calendar quarter to SJ INVESTMENT. The invoice is comprised of two charges: (i) an MSA fee and (ii) an allocation for operating and general and administrative expenses (“O&A expenses”). This allocation is calculated on the basis of gross revenue attributable to hydrocarbon production between SJ INVESTMENT and the other party to the agreement, SIMCOE. The agreement defines O&A expenses to include labor costs, costs and expenses for professional services, licensing and permitting fees and expenses, travel costs, capital expenditures, occupancy costs, including telephone, rent, office equipment and insurance costs, and other similar costs and expenses generally considered general and administrative expenses. As of December 31, 2024 and 2023, the Company owed IKAV $0.1 and $2.3 million respectively.

11.	ACCOUNTS RECEIVABLE

Accounts receivable as of December 31, 2024 and 2023, consist of the following:

	2024	2023
Accrued revenue	$2,229	2,823
Midstream	466	195
Derivative settlements	819	5,078
Total accounts receivable	$3,514	$8,096

12.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accrued liabilities as of December 31, 2024 and 2023, consist of the following:

	2024	2023
Accounts payable	$3,139	$4,196

Accrued liabilities:
Revenue payable and suspense	1,500	659
Severance and ad valorem tax	2,043	1,475
Lease operating expense	1,047	1,248
Accrued capital expenditures	181	7,778
Workover expense	-	17
General and administrative expense	613	18
Total accrued liabilities	5,384	11,195

Total accounts payable and accrued liabilities	$8,523	$15,391

13.	COMMITMENTS AND CONTINGENCIES

Pursuant to the MSA with IKAV, the Company is under contractual obligation to utilize IKAV as service provider until February 28, 2031. See NOTE 10 – Related Party Transactions for additional discussion.

From time to time, the Company may be involved in disputes or legal actions arising in the ordinary course of business. The Company does not believe the outcome of such disputes or legal actions will have a material effect on its financial statements. No amounts were accrued as of December 31, 2023 and 2024.

14.	SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest for the years ended December 31, 2024 and 2023, was $5.5 million and $0, respectively.

Noncash investing activities for the years ended December 31, 2024 and 2023 include the following:

	2024	2023
Accrued capital expenditure activity	$7,596	$(7,777)
Non Cash O&G properties purchase	—	(2,324)
Asset retirement obligation activities	—	(153)
Total noncash investing activities	$7,596	$(10,254)

Unaudited Supplementary Information

SJ INVESTMENT OPPS LLC

(A Delaware Limited Liability Company)

SUPPLEMENTAL INFORMATION (UNAUDITED)
YEAR ENDED DECEMBER 31, 2024 AND

PERIOD FROM JUNE 27, 2023 (INCEPTION) TO DECEMBER 31, 2023

SUPPLEMENTAL OIL AND GAS PRODUCING ACTIVITIES (Unaudited)

Proved Reserves

Our proved oil and gas reserves have been estimated by independent petroleum engineers. Proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs and under existing economic conditions, operating methods, and government regulation before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods in which the cost of the required equipment is relatively minor compared with the cost of a new well. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history and from changes in economic factors.

Proved reserves. Reserves of oil and natural gas that have been proved to a high degree of certainty by analysis of the producing history of a reservoir and/or by volumetric analysis of adequate geological and engineering data.

Proved developed reserves. Proved reserves that can be expected to be recovered through existing wells and facilities and by existing operating methods.

Proved undeveloped reserves or PUDs. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Standardized Measure

The standardized measure of discounted future net cash flows and changes in such cash flows are prepared using assumptions required by the US GAAP. Such assumptions include the use of 12-month average prices for oil and gas, based on the first-day-of- the-month price for each month in the period, and year end costs for estimated future development and production expenditures to produce year-end estimated proved reserves. Discounted future net cash flows are calculated using a 10% rate. No provision is included for federal income taxes since our future net cash flows are not subject to taxation.

Estimated well abandonment costs, net of salvage values, are deducted from the standardized measure using year-end costs and discounted at the 10% rate. Such abandonment costs are recorded as a liability on the consolidated balance sheet, using estimated values as of the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired. See Note 8 for additional information related to asset retirement obligations.

The standardized measure does not represent management’s estimate of our future cash flows or the fair value of proved oil and natural gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, prices used to determine the standardized measure are influenced by supply and demand as affected by recent economic conditions as well as other factors and may not be the most representative in estimating future revenues or reserve data. Due to rounding, tabular amounts presented below may not add up precisely to the totals indicated.

Proved Reserves Summary

All of the Company’s reserves are located in the United States. The following table sets forth the changes in the Company’s net proved reserves for the periods ended December 31, 2024 and 2023. The Company had no proved undeveloped reserves as of December 31, 2024 and 2023. Reserves estimates as of December 31, 2024 and 2023 were estimated by our independent petroleum consulting firm Netherland Sewell & Associates, Inc.

Proved Reserves	Oil (MBbl)	Natural Gas (MMcf)	NGL (MBbl)	Gas Equivalents (MMcfe)
June 27, 2023 (Inception)	—	—	—	—
Purchases in place	—	60,836	—	60,836
Extensions and discoveries	—	41,877	—	41,877
Production	—	(8,095)	—	(8,095)
December 31, 2023	—	94,618	—	94,618
Revisions of previous estimates	—	(22,936)	—	(22,936)
Production	—	(19,134)	—	(19,134)
December 31, 2024	—	52,548	—	52,548

Proved Developed Reserves	Oil (MBbl)	Natural Gas (MMcf)	NGL (MBbl)	Gas Equivalents (MMcfe)
December 31, 2023	—	94,618	—	94,618
December 31, 2024	—	52,548	—	52,548

In 2023, the 60,836 MMcfe of purchases in place and 41,877 MMcfe of extensions and discoveries represent the reserves acquired as part of the establishment of the Company, which occurred in 2023. See Note 3 for more information.

In 2024, The 22,936 MMcfe of downward revisions were primarily the result of lower SEC prices year-over-year creating shorter economic life and estimated ultimate recoveries.

The following table sets forth the standardized measure of discounted future net cash flow from projected production of the Company’s oil and natural gas reserves:

	As of December 31,
Standardized Measure of Discounted Future Net Cash Flows	2024	2023
Future cash inflows	$83,499	$318,192
Future costs:
Production(1)	(67,828)	(106,284)
Development(2)	(1,040)	(1,040)
Income taxes	—	—
Future net cash flows	14,631	210,868
10% annual discount	(2,718)	(74,517)
Standardized measure	$11,913	$136,351

(1)	Production costs include production severance taxes, ad valorem taxes and operating expenses.
(2)	Development costs include plugging expenses, net of salvage and net capital investment.

	Period Ended December 31,
Changes in Standardized Measure of Discounted Future Net Cash Flows	2024	2023
Standardized measure, beginning of period	$136,351	$—
Revisions of previous quantity estimates	(33,095)	—
Extensions, discoveries, and improved recovery, net of related costs	—	63,154
Purchases of reserves in place	—	84,119
Net changes in prices and production costs	(93,812)	—
Accretion of discount	13,635	—
Sales of oil and natural gas produced, net of production costs	(14,769)	(10,922)
Change in timing of estimated future production and other	3,603	—
Standardized measure, end of period	$11,913	$136,351

Price and cost revisions are primarily the net result of changes in prices, based on beginning of the year reserve estimates.

Average gas prices used in the estimation of proved reserves and calculation of the standardized measure were$1.712 per Mcf and $4.046 per Mcf for the periods ended December 31, 2024 and 2023, respectively. We used 12-month average oil and gas prices, based on the first-day-of-the-month price for each month in the period.